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                                                                     EXHIBIT 2.3



October 27, 2000








Nabisco Group Holdings Corp.
7 Campus Drive
Parsippany, NJ 07074-0311

Ladies and Gentlemen:

Reference is made to the Memorandum of Understanding dated as of October 20, 2000 relating to the settlement of claims asserted in the Superior Court of the State of New Jersey and the Chancery Court of the State of Delaware with respect to the Agreement and Plan of Merger dated as of June 25, 2000 among Nabisco Group Holdings Corp. ("NGH"), R. J. Reynolds Tobacco Holdings, Inc. ("RJR") and RJR Acquisition Corp. (the "MERGER AGREEMENT").

In accordance with the Memorandum of Understanding, RJR agrees that it will pay or cause to be paid to NGH stockholders, in the circumstances described in
Section 2.02(b) of the Merger Agreement, an amount equal to 100% (rather than one-half) of the difference between the Net Proceeds (as defined in the Merger Agreement) and $11.729 billion.

                                         Very truly yours,



                                         By: /s/ Charles A. Blixt
                                             ----------------------------------
                                             Charles A. Blixt

Accepted and Agreed:

NABISCO GROUP HOLDINGS CORP.



By: /s/ James A. Kirkman, III
    ----------------------------------
    Name:  James A. Kirkman, II
    Title: Senior Vice President,
           General Counsel & Secretary